SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

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March 7, 2019

Dear Stockholder:

I am pleased to present the 2018 Annual Report of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, N.A. Earnings releases, performance information and corporate governance documents may be found in the Investors section of our website at www.texascapitalbank.com.

I would also like to invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, April 16, 2019, at 9:00 a.m. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The attached Notice of Annual Stockholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Members of our board of directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

Your vote is very important.     Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail.

The board of directors and our employees thank you for your continued support.

Sincerely,

C. Keith Cargill

President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue,

7th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To be held on April 16, 2019

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, N.A., will be held on Tuesday, April 16, 2019, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

Proposal One: Election of twelve (12) directors, each to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

Proposal Two: Approval, on an advisory basis, of the 2018 compensation of the Company’s named executive officers as described in the Proxy Statement; and

Proposal Three: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

In addition, we will transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

We are furnishing our 2018 Annual Report and proxy materials to our stockholders primarily through the Internet in accordance with rules adopted by the Securities and Exchange Commission. Stockholders have been mailed a Notice of Internet Availability of Proxy Materials on or around March 7, 2019, which provides them with instructions on how to vote and how to access the 2018 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders who previously enrolled in a program to receive electronic versions of the 2018 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/tcbi

•	By phone: call 866-390-5385 (toll-free) or

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions that you receive from the broker, bank or other nominee entitled to vote your shares.

Stockholders of record at the close of business on February 20, 2019 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By order of the board of directors,

C. Keith Cargill

President and Chief Executive Officer

March 7, 2019

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’

Meeting to be Held on April 16, 2019:

The Proxy Statement for the 2019 Annual Meeting, the Notice of the 2019 Annual Meeting, the form of proxy and the Company’s 2018 Annual Report are available at www.proxydocs.com/tcbi.

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue

7th Floor

Dallas, Texas 75201

PROXY STATEMENT

FOR THE ANNUAL STOCKHOLDERS’ MEETING

ON APRIL 16, 2019

MEETING INFORMATION

This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about March 7, 2019, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on April 16, 2019, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, N.A. (“Texas Capital Bank” or the “Bank”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

Proposal One: Election of twelve (12) directors, each to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

Proposal Two: Approval, on an advisory basis, of the 2018 compensation of the Company’s named executive officers as described in this Proxy Statement; and

Proposal Three: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

In addition, we will transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of common stock you own.

Only those stockholders that owned shares of the Company’s common stock on February 20, 2019, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 50,248,221 shares of common stock outstanding held by 172 identified holders.

QUORUM AND VOTING

At least a majority of the total number of issued and outstanding shares of common stock as of the record date must be present at the Annual Meeting in person or by proxy and entitled to vote in order to have a quorum to transact business. If there are not sufficient shares present and entitled to vote at the Annual Meeting for a quorum or to approve any proposal, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The twelve (12) nominees receiving the highest number of votes “for” will be elected. Votes may be cast “for” or may be “withheld” with respect to any or all nominees. For purposes of the election of directors, votes that are “withheld” and broker non-votes (described below) will be counted as “present” for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Stockholders may not cumulate votes in the election of directors. In accordance with our Majority Voting Policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. See “Board and Committee Matters — Corporate Governance” for more information on the Majority Voting Policy.

The affirmative vote of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting is required to approve Proposal Two (advisory vote on 2018 executive compensation) and Proposal Three (ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm). Votes on these proposals may be cast “for,” “against” or “abstain.” An abstention will have the effect of a vote against Proposals Two and Three. Broker non-votes will have no effect on the outcome of Proposal Two. Abstentions, votes against and broker non-votes will be counted as “present” for purposes of establishing a quorum. The results of voting on Proposals Two and Three are advisory only and will not be binding upon the Company or its board of directors.

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner submits an executed proxy to the Company but does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If your shares are held in the name of a bank, broker or other nominee, they are not permitted to vote on your behalf on Proposals One or Two at the Annual Meeting unless you provide specific instructions by following the instructions they provide to you. For your vote to be counted on Proposal One (election of directors) or Proposal Two (advisory vote on 2018 executive compensation), you must communicate your voting decisions to your bank, broker or other nominee within the time period stated in their instructions to you. Your bank, broker or other nominee will be permitted to vote on Proposal Three (ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm) without instructions from you.

The individuals named as proxies will vote properly completed proxies received prior to the Annual Meeting in the way you direct. If you send in a properly completed proxy but do not specify how the proxy is to be voted, the shares represented by your proxy will be voted to elect the twelve (12) director nominees, to approve, on an advisory basis, the 2018 compensation of our named executive officers, and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019. If your shares are held by a bank, broker or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Annual Meeting.

If you are a stockholder of record you may revoke a proxy at any time before the proxy is exercised by:

1.	delivering written notice of revocation to Texas Capital Bancshares, Inc., Attn: Corporate Secretary – Annual Meeting, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201;

2.	submitting another properly completed proxy card that is later dated;

3.	voting by telephone at a subsequent time;

4.	voting through the Internet at a subsequent time; or

5.	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions that you receive from them in order to instruct them to revoke the voting of your shares.

Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of twelve (12) directors, approval, on an advisory basis, of 2018 executive compensation, and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the persons designated as proxies on the proxy card.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

We are permitted to send a single Notice of Annual Stockholders’ Meeting (“Notice”) and any other proxy materials we choose to mail to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us in writing at the following address: Texas Capital Bancshares, Inc., Attn: Investor Relations, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. If you hold your shares through a bank, broker or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your bank, broker or nominee.

PROPOSALS FOR STOCKHOLDER ACTION

Proposal 1 — Election of Directors

The twelve (12) currently serving members of the board of directors have each been nominated for re-election. Directors serve for a term ending on the date of the following year’s annual meeting of stockholders or until their successors are elected and qualified. All of the nominees below have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the board of directors.

Nominees

At the Annual Meeting, the stockholders will elect twelve (12) directors. The board of directors recommends a vote FOR each of the director nominees set forth below:

Name	Age	Position
Larry L. Helm	71	Director; Chairman
C. Keith Cargill	66	Director; President and Chief Executive Officer
Jonathan E. Baliff	55	Director
James H. Browning	69	Director
David S. Huntley	60	Director
Charles S. Hyle	68	Director
Elysia Holt Ragusa	67	Director
Steven P. Rosenberg	60	Director
Robert W. Stallings	69	Director
Dale W. Tremblay	60	Director
Ian J. Turpin	74	Director
Patricia A. Watson	53	Director

Larry L. Helm has served as a director since January 2006 and was elected chairman of the board in May 2012. He currently serves as a Senior Advisor for Accelerate Resources, LLC, a company engaged in the acquisition of non-operated oil and natural gas properties and mineral interests located in the Permian Basin and other areas, a position he has held since August 2017. Prior to joining Accelerate Resources, he served as the Executive Vice President of Corporate Affairs at Halcón Resources from January 2013 to March 2016. Before Halcón Resources, he served as Executive Vice President, Finance and Administration, for Petrohawk Energy Corporation from June 2004 until its sale to BHP Billiton in July 2011. He served as Vice President-Transition with BHP Billiton prior to joining Halcón Resources in 2012. Prior to joining Petrohawk, Mr. Helm spent 14 years with Bank One, most notably as Chairman and Chief Executive Officer of Bank One Dallas and head of U.S. Middle Market Banking.

As a former banking executive, Mr. Helm has extensive knowledge about our industry. His executive roles in energy companies and experience managing energy and commercial lending groups give him important insights into the Company’s lending activities and make him well qualified to serve as chairman of our board of directors and a member of the Risk Committee.

C. Keith Cargill has served as President and Chief Executive Officer (“CEO”) of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer and as a director of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Mr. Cargill has extensive knowledge of all aspects of our business and particularly its lending operations. His many years of experience as a banker and his leadership in building our Company make him well qualified to serve as a director.

Jonathan E. Baliff has served as a director since July 2017. Mr. Baliff currently serves as an advisor to the office of the Bristow Group, Inc. Chairman, a position he has held since his retirement from Bristow Group, Inc. in February 2019. Prior to his retirement, he served as President and Chief Executive Officer and as a director of Bristow Group, Inc., from July 2014 until February 2019 and served as Bristow Group’s Senior Vice President and Chief Financial Officer from October 2010 to June 2014. Prior to joining Bristow, he served as Executive Vice President-Strategy at NRG Energy, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, he was in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings, most recently as Managing Director. Mr. Baliff started his career at Standard and Poor’s and then worked in JP Morgan’s natural resources group. He also served on active duty in the U.S. Air Force from 1985 until his retirement in 1993 with the rank of Captain.

Mr. Baliff has extensive financial and leadership experience serving in executive roles with other public companies. His focus on corporate strategy, coupled with banking experience earlier in his career, makes him highly qualified to serve as a director and member of the Risk Committee.

James H. Browning has served as a director since October 2009. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston where he served companies in the energy, construction, manufacturing, distribution and commercial industries. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner, and also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans audit practice. He currently serves as chairman of the board and member of the Audit Committee and Compensation Committee of RigNet Inc., a global technology company providing customized communications services, applications, real-time machine learning and cybersecurity solutions to enhance customer decision-making and business performance. He also currently serves as a director of Herc Holdings, Inc., a New York Stock Exchange listed full-service equipment rental company, where he chairs the Audit Committee and is a member of the Finance Committee.

As a former partner with KPMG with more than 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the responsibilities of public company boards. Mr. Browning is highly qualified to serve as a director and the chairman of our Audit Committee, where he has been designated a financial expert. He also serves as a member of the Governance and Nominating Committee.

David S. Huntley has served as a director since January 2018. Mr. Huntley currently serves as Senior Executive Vice President and Chief Compliance Officer of AT&T, Inc., a position he has held since December 2014. AT&T Inc. is a leading provider of communications and digital entertainment services in the United States and the world. He served as Senior Vice President and Assistant General Counsel for AT&T Services, Inc. from May 2012 to December 2014 and as Senior Vice President and Assistant General Counsel for AT&T Advertising Solutions and AT&T Interactive from September 2010 to May 2012. From June 2009 to September 2010, Mr. Huntley served as Senior Vice President of AT&T’s Mobility Customer Service Centers. He held positions of increasing responsibility in external affairs, wireless operations, mergers and acquisitions, data operations and other areas within AT&T since joining the company in 1994.

Mr. Huntley’s compliance and legal expertise, as well as his experience developing policies to safeguard the privacy of customer and employee information, make him highly qualified to serve as a director and member of the Audit Committee.

Charles S. Hyle has served as a director since October 2013. He served as Senior Executive Vice President and Chief Risk Officer of Key Corp. from June 2004 to his retirement in December 2012. He served as an executive with Barclays working in the U.S. and in London from 1980 to 2003, rising to serve as Managing Director and Global Head of Credit Portfolio Management — Barclays Capital — London. Mr. Hyle began his banking career in 1972 at JP Morgan.

Mr. Hyle has many years of experience in managing credit and operational risk for large banking and financial services organizations as a senior executive. This experience provides him with an understanding of the risks facing the Company and the Bank and the challenges we will face as we continue to grow and are required to comply with enhanced regulatory risk management requirements, which make him well qualified to serve as a director and the chairman of our Risk Committee. He also serves as a member of the Audit Committee and has been designated as a financial expert.

Elysia Holt Ragusa has served as a director since January 2010. She currently serves as Principal of RCubetti, LLC, a business operations, investment, and sales advisory firm, a position she has held since February of 2018. She served as an International Director of Jones Lang LaSalle from July 2008 until her retirement in December 2017. From 1989 until 2008, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She previously served as a director of Fossil Group, Inc., a maker of watches and other apparel and accessories, where she served as a member of the Compensation Committee and chaired the Nominating and Corporate Governance Committee.

As an executive with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa provides valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and her public company board experience are valuable to the Company and make her well qualified to serve as a director, as chairman of our Governance and Nominating Committee and as a member of the Human Resources Committee.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, a position he has held since June 1997. He served as President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry, from May 2007 until his retirement in January 2018. He currently serves on the board of directors of Cinemark Holdings, a leader in the motion picture exhibition industry, where he serves as chair of the Nominating and Corporate Governance Committee and is an Audit Committee member.

Mr. Rosenberg offers valuable experience and insight to the board of directors deriving from his background as an entrepreneur, as well as a director of other public companies. Mr. Rosenberg is a member of the Human Resources Committee and serves as the chairman of the Bank’s Trust Committee.

Robert W. Stallings has served as a director since August 2001. He has served as Chairman of the board of directors and CEO of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the board of Gainsco, Inc., a property and casualty insurance company, a position he has held since August 2001. Prior to joining Gainsco, he served as Chairman and CEO of an asset management company as well as a savings bank.

Mr. Stallings’ experience in the banking and financial services industries provides extensive knowledge about our industry, which makes him highly qualified to serve as a director and member of the Risk Committee and the Bank’s Trust Committee.

Dale W. Tremblay has served as a director since May 2011. He is the President and CEO of C.H. Guenther and Son, LLC (dba Pioneer Flour Mills), one of the oldest privately held corporations in the U.S., and serves as a member of its board of directors. He joined Guenther in 1998 as Executive Vice President and

Chief Operating Officer, and became President and CEO in April 2001. He previously served as President for The Quaker Oats Company’s worldwide foodservice division and formerly was a member of the Michigan State University School of Finance Advisory Board and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. He serves as a director of Clear Channel Outdoor Holdings Inc., one of the world’s largest outdoor advertising companies, where he serves as a member of the Audit and Special Committees and serves as chairman of the Compensation Committee. He also serves as a director of Nature Sweet Ltd.

Mr. Tremblay’s leadership experience in both private and public companies brings valuable knowledge and insight to our board of directors and his service as chairman of our Human Resources Committee.

Ian J. Turpin has served as a director since May 2001. Since 1992, he has served as President and director of LBJ Family Wealth Advisors, Ltd. (formerly LBJ Asset Management Partners, Ltd. and The LBJ Holding Company, LP) and has managed various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which have included radio, real estate and private equity investments and diversified investment portfolios. From 1989 through 2015 he served as CEO of BusinesSuites, LP, a provider of serviced office space.

Mr. Turpin’s business experience in international banking and wealth management and in a variety of industries offers valuable insights to the board of directors and the Governance and Nominating Committee.

Patricia A. Watson has served as a director since February 2016. She serves as the Senior Executive Vice President and Chief Information Officer of Total System Services, Inc., (“TSYS”), a global payment solutions provider for financial and non-financial institutions. Prior to joining TSYS in September 2016 she served as Vice President and Global Chief Information Officer for The Brinks Company. Prior to joining Brinks she worked with Bank of America for more than 14 years in technology positions of increasing responsibility. She spent 10 years in the United States Air Force as executive staff officer, flight commander and director of operations. Ms. Watson currently serves as a director of Rockwell Automation, Inc., where she is a member of the Audit Committee and the Technology Committee.

Ms. Watson’s expertise in information technology and security in the financial services and payments industries, as well as her strategic leadership skills, make her highly qualified to serve as a director and member of the Audit Committee.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The twelve (12) nominees receiving the highest number of votes “For” will be elected.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees.

Proposal 2 — Approval of Executive Compensation on an Advisory Basis

In accordance with the requirements of Rule 14a-21(a) under the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with an advisory vote to approve executive compensation on an annual basis, commonly referred to as a “say-on-pay” vote. We have held a say-on-pay vote annually since the Company’s 2011 Annual Meeting of Stockholders.

We believe that our executive compensation programs effectively align the interests of our named executive officers, or NEOs, with those of our stockholders by creating a combination of incentive compensation arrangements, in both cash and equity-based programs, which are directly tied to performance and creation of stockholder value, coupled with a competitive level of base compensation. Our objective is that the NEOs should have a substantial portion of total compensation derived from performance-based incentives. At our 2018 Annual Meeting of Stockholders, we received the affirmative support of 97% of votes cast in favor of our 2017 executive compensation.

The board values stockholders’ opinions, and, as in prior years, the board intends to evaluate the results of the 2019 vote when making future decisions regarding compensation of the NEOs. We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement and particularly the “Compensation Discussion and Analysis” for a detailed discussion of the Company’s executive compensation programs.

This annual advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices with respect to their compensation described in this Proxy Statement. Your vote on Proposal Two is advisory and, therefore, not binding on the Company, the board of directors or the Human Resources Committee. This advisory vote may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty of the board.

We are asking our stockholders to indicate their approval, on an advisory basis, for the 2018 compensation paid to our NEOs by voting FOR the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the 2018 compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC Regulation S-K, Item 402, including the Compensation Discussion and Analysis, the compensation tables and the narrative executive compensation disclosures to the compensation tables included in this Proxy Statement.

Proposal Two requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” approval of this resolution.

Proposal 3 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Company’s board of directors has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. The Company is seeking stockholder ratification of the appointment of Ernst & Young LLP for fiscal 2019. Stockholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by the Company’s bylaws, state law or otherwise. However, the board of directors is submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider this information when determining whether to retain Ernst & Young LLP for future services. See the discussion at “Auditor Fees and Services” for information regarding the services provided to the Company by Ernst & Young LLP.

Proposal Three requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons designated in the enclosed proxy will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. Special meetings of the board of directors are held as required from time to time when important matters arise that require action between scheduled meetings. The board of directors held six regularly scheduled meetings during 2018. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served during 2018.

Corporate Governance

The board of directors is committed to providing sound governance for the Company. The board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) and charters for each committee of the board of directors to provide a flexible framework of policies relating to the governance of the Company. These documents are available in the “Governance Documents” section of the Company’s website at: http://investors.texascapitalbank.com/govdocs.

Among the policies addressed in the Guidelines are the following:

•

Majority Voting Policy.    Any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. The Company will disclose the board’s decision and the process by which it was reached.

•

Retirement policy.    A director who reaches the age of 75 at or before the time of his or her re-election will not be eligible for election to the board of directors, subject to waiver of this requirement by unanimous vote of the remaining members of the board.

•	Separation of Chairman and CEO duties. The position of chairman of the board is to be held by an independent director.

•

Limits on other board service.    No director may serve on more than four public company boards (including the Company’s board of directors). The CEO and any other management director may serve on no more than one other public company board, and the chairman of the board may serve on no more than two other public company boards (one if serving as chairman).

•

Board composition and independence.    No more than two members of management may be invited to serve on the board. A substantial majority of the board must qualify as independent under the relevant listing standards of the Nasdaq Stock Market and applicable rules of the SEC. All members of the board of directors other than Mr. Cargill qualify as independent under these standards.

•

Term limits.    The board of directors does not believe it advisable to establish fixed term limits for directors. As an alternative to term limits, the board of directors seeks to assure that its members remain active, effective and independent contributors through ongoing performance evaluations and continuing education as contemplated by the Guidelines.

•

Review of significant responsibility changes.    Any director who retires from his or her principal employment, or who materially changes the responsibilities of his or her principal employment, must tender a letter of resignation to the board of directors. The board of directors will determine whether to accept the resignation based on the recommendation of the Governance and Nominating Committee after its review of the circumstances.

•

Director compensation.    Director compensation includes a substantial equity component representing approximately half of each director’s annual compensation in order to align director interests with the long-term interests of stockholders.

•

Director stock ownership.    The board of directors has established stock ownership guidelines for directors in order to further align their interests with the long-term interests of stockholders. Directors are expected to own common stock having a value of at least three times the cash portion of the annual retainer paid to outside directors, and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock with a value at or above that level.

•	Executive pay governance and stock ownership. As discussed in more detail below at “Executive Compensation — Compensation Discussion and Analysis”, the Guidelines include policies addressing:

•	Executive stock ownership;

•	Elimination of excise tax gross-ups with respect to executive compensation received upon a change in control;

•	No “single trigger” payment or acceleration of benefits upon a change in control; and

•	“Clawback” of incentive compensation upon a restatement of the Company’s financial statements.

•

Access to independent advisors.    The board of directors and each committee may, as it deems necessary or appropriate, obtain advice and assistance from independent, outside financial, legal, accounting, human resources or other advisors, at the expense of the Company.

•

Annual evaluation.    The board of directors and each committee conduct annual evaluations of their performance. The Governance and Nominating Committee assists the evaluation process and annually evaluates and recommends each candidate for election or re-election as a director in view of the needs and then-current make-up of the board of directors.

•

Executive sessions of the board of directors and committees.    The non-management directors meet in regularly scheduled executive sessions of the board of directors and its committees without any management directors or other management present.

•

Prohibition of poison pill.    Subject to the exercise of its fiduciary duties to the Company and its stockholders, the board of directors will not authorize the issuance of any of the Company’s preferred stock for defensive or anti-takeover purposes without the prior approval of stockholders.

Clawback of Incentive Compensation.    The Guidelines include a policy providing that incentive compensation payable to our NEOs under certain of the Company’s incentive compensation arrangements will be subject to recovery by the Company if, in the year such compensation is paid, or within three years thereafter, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws. The repayment obligation applies to the extent repayment is required by applicable law, or to the extent the executive’s compensation is determined to be in excess of the amount that would have been payable taking into account any restatement or correction. The board of directors, considering the best interests of the Company and its stockholders and the recommendation of the Human Resources Committee, has the sole discretion to determine whether an executive’s actions have or have not met any particular standard of conduct under law or Company policy, and whether recovery of incentive compensation should be pursued.

Executive Stock Ownership Guidelines.    The Guidelines include stock ownership guidelines for the NEOs in order to further align their interests with the long-term interests of stockholders. NEOs are expected to own common stock having a value of at least three times their base compensation (five times for the CEO), and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock at that level. Unvested restricted stock, restricted stock units, stock options and stock appreciation rights are not included in an executive’s stock ownership for purposes of this policy. All of the currently serving NEOs are in compliance with the Company’s stock ownership policy, and as of the date of this Proxy Statement Mr. Cargill, Ms. Anderson and Mr. Ackerson have each reached the target level of share ownership.

Hedging of Company securities prohibited.    All Company directors, officers and employees are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in market value of Company securities, and from participating in derivative or speculative transactions with respect to Company securities, including but not limited to prepaid variable forward contracts, collars, equity swaps, exchange funds, puts, calls and other derivative instruments. All directors, officers and employees are also prohibited from participating in short sales of the Company’s securities.

Pledging of Company securities prohibited.    Directors and officers who are reporting persons under Section 16 of the Exchange Act and such additional employees as may be designated by the Governance and Nominating Committee are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Risk Management

Our board of directors oversees an enterprise-wide approach to risk management, intended to support the achievement of strategic objectives to optimize our organizational performance and enhance stockholder value while operating within the guidelines of our risk appetite statement. While the board of directors has the ultimate oversight responsibility for the risk management process, the board has authorized various committees to provide primary oversight of the Company’s enterprise risk management program. In addition, management has appointed a Risk Management Committee (“RMC”) comprised of executives responsible for all major categories of risk to provide management oversight and guidance related to the Company’s enterprise risk management. Annually, the RMC updates our risk appetite statement and establishes various risk tolerances, which are ultimately approved by the board. Specific responsibilities for the board’s committees are discussed in more detail below.

Director Independence

The board of directors has determined that each director other than Mr. Cargill qualifies as an “independent director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statutes and regulations.

Board Leadership Structure and Risk Oversight

The CEO and chairman positions are separated under the Company’s board leadership structure. Larry L. Helm acts as the non-executive chairman and C. Keith Cargill serves as the CEO. The board of directors determined that this is the most effective way for its leadership to be structured and believes this is a best practice for governance. The members of the Company’s board of directors also serve as directors of the Bank in order to provide effective oversight of the Bank.

The board of directors is responsible for oversight of management and the business and affairs of the Company, including the management of risk. The board of directors has delegated various aspects of its risk oversight responsibilities to the board’s committees. The Risk Committee is charged with oversight of the Company’s policies and processes related to identification, assessment, monitoring and management of market risk, interest rate risk, credit risk, liquidity risk, price risk, operational risk, regulatory compliance risk, strategic risk, legal risk, reputational risk and other material business risks, including the establishment of a comprehensive risk framework for the Company and setting and monitoring the risk appetite of the

Company. The Audit Committee assists the board of directors in monitoring the Company’s financial reporting risk, which includes the appropriateness of the allowance for loan and lease losses. The Human Resources Committee, in conjunction with its annual review and approval of the compensation of the Company’s CEO and senior management, considers whether the Company’s incentive plans encourage participants to take risks that would be reasonably likely to have a material adverse impact on the Company, and to the extent necessary, reviews and discusses with management any related risk mitigation features and disclosures determined to be advisable.

The Risk Committee provides oversight to the RMC. The RMC reports to the Risk Committee at least quarterly with respect to its risk-related activities. The Chief Risk Officer (“CRO”) has a direct reporting relationship to the Risk Committee. Additionally, the Audit Committee receives reports from the CRO and the Internal Audit Department regarding management’s compliance with the Company’s risk appetite statement and applicable risk-related policies, procedures and tolerances that impact the Company’s financial reporting and related internal controls and regulatory compliance.

Committees of the Board of Directors and Meeting Attendance

The board of directors had four standing committees during 2018. A general description of the functions performed by each committee and committee membership as of the date of this Proxy Statement is set forth below.

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Governance and Nominating Committee.    The Governance and Nominating Committee oversees the corporate governance policies for the Company and identifies, screens, recruits and recommends to the board of directors candidates to serve as directors. The Committee makes recommendations concerning the size and composition of the board of directors, considers any corporate governance issues that arise and develops appropriate recommendations, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Governance and Nominating Committee members are Elysia Holt Ragusa (chair), James H. Browning and Ian Turpin. The board of directors has adopted a charter for the Governance and Nominating Committee, which is available on the Company’s website at www.texascapitalbank.com. The Governance and Nominating Committee met six times during 2018.

The Governance and Nominating Committee considers industry knowledge and other business expertise, personal traits such as character, integrity and wisdom, and the candidate’s understanding of business operations, marketing, finance or other aspects relevant to the success of a large publicly traded corporation in today’s business environment, among other factors, when evaluating candidates for the Company’s board of directors. The Committee considers diversity when identifying nominees for director, looking primarily for diversity in professional experiences and skills, but also considering other dimensions of diversity, including gender and cultural background. Director searches in recent years have specified that candidates should provide diversity to the board in addition to specific experience and skill sets being sought; the individuals considered by the Governance and Nominating Committee in these searches have included diverse candidates. It is expected that future director searches will continue this practice. These considerations ensure the board of directors is comprised of individuals who are able to contribute a variety of viewpoints, which the Committee believes is an important component in ensuring that the board exercises good judgment and diligence. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee reviews all candidates in the same manner regardless of the source of the recommendation.

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Audit Committee.    The Audit Committee oversees the Company’s and the Bank’s processes related to financial and regulatory reporting, internal control and regulatory and legal compliance. The Audit Committee also oversees the Company’s internal control over financial reporting, management’s preparation of the financial statements of the Company, the Company’s methodology for establishing the allowance for loan and lease losses and the sufficiency of quarterly provisions for loan and lease losses, and reviews and assesses the independence and qualifications of the Company’s independent registered public accounting firm. The board of directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.texascapitalbank.com. The Audit Committee appoints the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit and quarterly reviews and reviews with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee also oversees the Company’s internal audit staff, which includes reviewing with management the status of internal accounting controls, and evaluates areas having a potential financial or regulatory impact on the Company that may be brought to the Committee’s attention by management, the independent registered public accounting firm, the board of directors or by employees or other sources, including the Company’s confidential “hotline” maintained to allow employees to make confidential reports of matters requiring attention. The Audit Committee members are James H. Browning (chair), David S. Huntley, Charles S. Hyle and Patricia A. Watson. The Audit Committee met five times during 2018.

The board of directors has determined that all of the committee’s members are able to read and understand fundamental financial statements as contemplated by the current listing standards of the Nasdaq Stock Market. The board of directors also determined that two members qualify as “audit committee financial experts” as defined by the SEC and also satisfy the Nasdaq Stock Market’s financial sophistication requirements.

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Human Resources Committee.    The Human Resources Committee (“HR Committee”) advises management and makes recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long-term incentive and annual incentive programs for executive officers and employees. The HR Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. The HR Committee members are Dale W. Tremblay (chair), Elysia Holt Ragusa and Steven P. Rosenberg. The HR Committee met nine times during 2018. For more information regarding the HR Committee’s processes and procedures for the consideration and determination of executive compensation, see the “Compensation Discussion and Analysis” later in this Proxy Statement.

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Risk Committee.    The Risk Committee oversees the Company’s policies and processes related to risk identification, assessment, monitoring and management, including the establishment of a comprehensive risk framework for the Company and setting and monitoring the risk appetite of the Company. The Committee also oversees the activities of the RMC, which is chaired by the Company’s CRO and includes the Company’s CEO and Chief Financial Officer (“CFO”), as well as the Bank’s Chief Lending Officer and director of technology and operations. The Risk Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. The Risk Committee members are Charles S. Hyle (chair), Jonathan E. Baliff, Larry L. Helm and Robert W. Stallings. The Risk Committee met four times during 2018.

Communications with the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors,

c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit stockholder correspondence to the chairman of the board or to any specific director to whom the correspondence is directed.

Report of the Audit Committee

The Audit Committee’s general role is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2018.

The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding communication with audit committees concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence, and has determined that such independence has been maintained.

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 14, 2019.

This report is submitted on behalf of the Audit Committee of the board of directors of Texas Capital Bancshares, Inc.

James H. Browning, Chair

David S. Huntley

Charles S. Hyle

Patricia A. Watson

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all its employees, including its CEO, CFO and Chief Accounting Officer. The Company has made the Code of Conduct available on its website at www.texascapitalbank.com. Any amendments to, or waivers from, our Code of Conduct applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of February 20, 2019 concerning the beneficial ownership of the Company’s common stock by: (a) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, (b) each director, director nominee and named executive officer (“NEO”), and (c) all of the Company’s executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, restricted stock units (“RSUs”) or stock appreciation rights (“SARs”) held by that person that are currently exercisable or will become exercisable or vest within 60 days of February 20, 2019 are deemed exercised and outstanding.

Persons Known to Company Who Own More Than 5% of Outstanding Shares of Company Common Stock	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding*
The Vanguard Group and certain affiliates	4,595,191	(1)	9.14%
BlackRock, Inc. and certain affiliates	4,543,746	(2)	9.04%
State Street Corporation and certain affiliates	2,921,486	(3)	5.81%
T. Rowe Price Associates, Inc.	2,751,087	(4)	5.47%

*	Percentage is calculated on the basis of 50,248,221 shares, the total number of shares of common stock outstanding on February 20, 2019.

(1)

As reported by The Vanguard Group on a Schedule 13G/A filed with the SEC on February 12, 2019, as of December 31, 2018, reporting sole voting power with respect to 26,994 shares, shared voting power with respect to 5,541 shares, sole dispositive power with respect to 4,567,998 shares and shared dispositive power with respect to 27,193 shares. Its address is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

As reported by BlackRock, Inc. on a Schedule 13G/A filed with the SEC on February 6, 2019, as of December 31, 2018, reporting sole voting power with respect to 4,332,465 shares and sole dispositive power with respect to 4,543,746 shares. Its address is 55 East 52nd St., New York, NY 10055.

(3)

As reported by State Street Corporation on a Schedule 13G filed with the SEC on February 14, 2019, as of December 31, 2018, reporting shared voting power with respect to 2,851,268 shares and shared dispositive power with respect to 2,921,486 shares. Its address is One Lincoln St., Boston, MA 02111.

(4)

As reported by T. Rowe Price Associates, Inc. on a Schedule 13G/A filed with the SEC on February 14, 2019, as of December 31, 2018, reporting sole voting power with respect to 605,402 shares and sole dispositive power with respect to 2,751,087 shares. Its address is 100 East Pratt St., Baltimore, MD 21202.

Name(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding
Vince A. Ackerson	27,349	(2)	*
Julie L. Anderson	28,938	(3)	*
Jonathan E. Baliff	1,475	(4)	*
James H. Browning	12,049	(5)	*
C. Keith Cargill	76,209	(6)	*
Larry L. Helm	21,809	(7)	*
John D. Hudgens	9,928	(8)	*
David S. Huntley	1,179	(9)	*
Charles S. Hyle	3,574	(10)	*
Elysia Holt Ragusa	5,849	(11)	*
Steven P. Rosenberg	37,434	(12)	*
Robert W. Stallings	8,649	(13)	*
Dale W. Tremblay	7,049	(14)	*
John G. Turpen	—		*
Ian J. Turpin	27,704	(15)	*
Patricia A. Watson	3,601	(16)	*
All executive officers and directors as a group	272,796		0.54	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 50,248,221 shares, the total number of shares of common stock outstanding on February 20, 2019.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)

Includes 22,361 shares held by Mr. Ackerson, as well as 3,299 RSUs that will vest within 60 days. Also includes 1,689 shares held by JAKS Partners, LTD. Mr. Ackerson is the general partner of JAKS Partners.

(3)	Includes 26,857 shares held by Ms. Anderson, as well as 2,081 RSUs that will vest within 60 days.

(4)

Includes 437 shares held by Mr. Baliff, as well as 611 RSUs that will vest within 60 days and 427 shares of restricted common stock as to which restrictions lapse as to one half of the shares on each of July 18, 2019 and 2020, but for which he has voting power.

(5)	Includes 8,206 shares held by Mr. Browning, as well as 843 RSUs that will vest within 60 days and 3,000 vested SARs.

(6)	Includes 69,018 shares held by Mr. Cargill, as well as 7,191 RSUs that will vest within 60 days.

(7)	Includes 14,966 shares held by Mr. Helm, as well as 843 RSUs that will vest within 60 days and 6,000 vested SARs.

(8)	Includes 6,591 shares held by Mr. Hudgens, as well as 3,337 RSUs that will vest within 60 days.

(9)

Includes 234 shares held by Mr. Huntley, as well as 611 RSUs that will vest within 60 days and 334 shares of restricted common stock as to which restrictions lapse as to one half of the shares on each of January 23, 2020 and 2021, but for which he has voting power.

(10)	Includes 2,731 shares held by Mr. Hyle, as well as 843 RSUs that will vest within 60 days.

(11)	Includes 5,006 shares held by Ms. Ragusa, as well as 843 RSUs that will vest within 60 days.

(12)	Includes 30,591 shares held by Mr. Rosenberg, as well as 843 RSUs that will vest within 60 days and 6,000 vested SARs.

(13)	Includes 7,206 shares held by Mr. Stallings, as well as 843 RSUs that will vest within 60 days and 600 vested SARs.

(14)	Includes 6,206 shares held by Mr. Tremblay, as well as 843 RSUs that will vest within 60 days.

(15)

Includes 6,085 shares held by Mr. Turpin, as well as 843 RSUs that will vest within 60 days and 3,600 vested SARs. Also includes 5,951 shares held by Johnson Management Trust, 9,321 shares held by The Nini Gift Trust and 1,904 shares held in the Rebekah Johnson Nugent 1976 Trust, each of which Mr. Turpin’s spouse serves as the trustee.

(16)	Includes 2,758 shares held by Ms. Watson, as well as 843 RSUs that will vest within 60 days.

EXECUTIVE COMPENSATION

Executive Officers

Our currently serving executive officers, and the positions held by them as of the date of this proxy statement, are:

C. Keith Cargill, President and CEO of the Company and President and CEO of Texas Capital Bank. Mr. Cargill, age 66, has served as President and CEO of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Julie L. Anderson, CFO and Secretary of the Company and CFO of Texas Capital Bank. Ms. Anderson, age 50, has served as the Company’s CFO since July 2017, and served as Chief Accounting Officer from December 2003 through August 2018. She assumed the role of CFO of Texas Capital Bank in July 2013 and the role of Corporate Secretary in May 2014. She served as the Company’s Controller from February 1999 to June 2017.

Vince A. Ackerson, Texas President and Chief Lending Officer of Texas Capital Bank. Mr. Ackerson, age 62, has served as Texas President and Chief Lending Officer of Texas Capital Bank since July 2013. Prior to holding this position, he served as Dallas Regional President since October 2008 and was previously Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998.

John G. Turpen, Chief Risk Officer of the Company and Chief Risk Officer of Texas Capital Bank. Mr. Turpen, age 50, assumed the role of Chief Risk Officer of Texas Capital Bank in September 2018 and assumed the role of Chief Risk Officer of the Company on January 1, 2019. From April 2016 to September 2018, Mr. Turpen served as chief risk officer for corporate and commercial banking at U.S. Bancorp. Mr. Turpen joined U.S. Bancorp in 2009 after holding increasingly senior positions in credit, risk and strategic planning at HSBC and Wells Fargo. Mr. Turpen’s banking career spans more than 20 years.

Our named executive officers (“NEOs”) for 2018 include Mr. Cargill, Ms. Anderson, Mr. Ackerson and John D. Hudgens. Mr. Hudgens, age 63, served as Chief Risk Officer of the Company from May 2014 to December 31, 2018 and of Texas Capital Bank from May 2014 until September 30, 2018, stepping down from those positions in connection with his planned retirement. He served as chairman of the Company’s Risk Management Committee from 2009 through December 31, 2018, and as Chief Credit Officer of Texas Capital Bank from January 1999 to August 2016.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our compensation programs, explains our compensation philosophy, policies and practices, and describes the material compensation decisions we have made under such programs in 2018 with respect to the NEOs identified above.

In view of the Company’s competitive performance, historical earnings levels and growth in earnings, the HR Committee believes that the Company’s executive compensation philosophy and practices have been successful in attracting and retaining talented, dedicated executive officers and providing them with competitive compensation levels that are properly aligned with shareholder interests.

2018 Financial Highlights

•	Net income of $300.8 million, increasing 53% from 2017 and 94% from 2016;

•	Net interest income of $914.9 million compared to $761.3 million in 2017;

•	Earnings per share of $5.79 compared to $3.73 in 2017 and $3.11 in 2016;

•	9% increase in loans held for investment, excluding mortgage finance;

•	24% increase in total mortgage finance loans, including mortgage correspondent aggregation (“MCA”) loans;

•	8% increase in total deposits compared to prior year; and

•	Efficiency ratio of 52.9%.

The Company performed well in 2018, reporting record net income of $300.8 million. We benefitted from continued growth in both traditional loans held for investment and total mortgage finance loans, including MCA loans. Our net interest income reached a record of $914.9 million, primarily due to an increase of $2.3 billion in average earning assets as well as the effect of increases in interest rates on loan yields, offset by an increase in interest-bearing liabilities of $2.7 billion and the effect of increased funding costs. These results were accomplished organically without dilutive acquisitions and are consistent with the Company’s high level of performance over the past five years. At $5.79 per share, 2018 was the best earnings per share (“EPS”) year in our history. However, as a result of the decline in our stock price, our executives experienced a significant loss in value of their owned common stock and 2018 equity incentives along with our stockholders, reflecting the close alignment of their interests with those of our stockholders.

Executive Summary

Our compensation philosophy demands that executive compensation track appropriately to the Company’s economic performance, as well as management’s performance. The HR Committee and the board of directors believe that the Company’s financial performance and our management’s overall performance in 2018 were outstanding while the Company’s overall economic performance was tempered by the decline in our stock price.

The HR Committee believes that executive pay and performance of the Company continue to be appropriately aligned. The key NEO pay decisions during 2018 were as follows:

•	NEOs received salary increases ranging from 3% to 10% in 2018. Salary increases were determined by the HR Committee, as described in more detail under “Base Salary.”

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For 2018, annual incentive payouts for NEOs were at 95.5% of target. As described in more detail under “Annual Incentive Plan,” the annual incentive plan was based on achievement of performance goals related to net income and credit quality, as well as individual management strategic objectives (“MSOs”).

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Long-term incentive awards in the form of time-based restricted stock units (“RSUs”) and performance-based RSUs were granted to NEOs in March 2018. These long-term incentive awards, which are intended to align NEO financial interests with shareholder value creation, declined in value by more than 40% during 2018 as our stock price declined.

•	The Company added a feature to the nonqualified deferred compensation plan to ensure that NEOs receive the same level of retirement contribution as all other employees

Objectives of Executive Compensation

We provide a compensation package for our NEOs that is primarily driven by the overall economic performance of the Company, together with a focus on the performance of each executive, which we believe impacts our overall long-term profitability. The objectives of our executive compensation programs are:

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to attract and retain highly qualified executive officers by providing total compensation opportunities that are competitive with those provided in the industry and commensurate with the Company’s business strategy and performance objectives;

•	to provide incentive and motivation for our executive officers to enhance stockholder value by linking their compensation to the value of our common stock;

•	to provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program; and

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to provide competitive compensation opportunities and financial incentives without imposing excessive risk to the Company, and to ensure that appropriate standards related to asset quality, capital management and expense management are maintained.

Oversight of Executive Compensation Program

The HR Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined by the Nasdaq Stock Market Listing Rules. With approval by the board, the HR Committee has developed and applied a compensation philosophy that focuses on a combination of competitive base salary and incentive compensation, including cash and equity-based programs, which are directly tied to performance and creation of stockholder value.

The HR Committee meets throughout the year, including formal meetings, informal conferences and discussions with management and consultants. The HR Committee works with executive management, primarily our CEO, to assess the compensation approach and compensation levels for our executive officers and key employees other than the CEO. The HR Committee makes recommendations to the board of directors with respect to the overall executive compensation and employment benefits, philosophy and objectives of the Company. The HR Committee establishes objectives for the Company’s CEO and sets the CEO’s compensation based, in part, on the evaluation of market data provided by its independent consultant. The HR Committee also reviews and recommends to the board the Company’s annual and long-term incentive plans for executive officers and key employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that compensation levels and incentive opportunities are competitive and reflect performance. Factors considered in assessing the compensation of individual officers may include the Company’s overall performance, the officer’s experience, performance and contribution to the Company, the achievement of strategic goals, external equity and market value, internal equity, fairness and retention. There are no material differences in compensation policies and approach among the NEOs, as all relate primarily to performance and contribution in achieving consolidated results. In the case of the NEOs other than the CEO, the CEO makes recommendations to the HR Committee regarding salary increases, annual incentive amounts and total compensation levels.

Compensation Risk Oversight

The HR Committee regularly reviews all compensation plans to identify whether any of the Company’s or the Bank’s compensatory policies or practices incent behavior that creates excessive or unnecessary risk to the Company. In 2018, the HR Committee conducted a risk assessment with the assistance of Pearl Meyer & Partners, LLC (“Pearl Meyer”), its independent compensation advisor. Based upon the results of this assessment, the HR Committee determined that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Equity Incentive Philosophy

The HR Committee believes that the direct ownership of substantial amounts of common stock combined with stock-settled incentives combine to strongly align the interests of the Company’s senior executive officers with the interests of stockholders. The Company’s NEO compensation arrangements place a large amount of each individual’s future compensation “at risk” relative to the performance of the Company’s common stock. Our NEOs’ significant investments in our common stock, as required by our executive stock ownership guidelines, also make our executives sensitive to declines in our stock price.

The HR Committee generally considers the returns realized by stockholders through increases or decreases in the price of the Company’s common stock in the course of establishing NEO equity incentive compensation performance targets and in determining annual incentive compensation and vesting of long-term performance-based incentives, but has determined that it would be inappropriate to base specific incentive compensation award amounts or vesting determinations on stockholder return measures such as total stockholder return. This is primarily based upon concern that the Company’s NEO compensation measures not incent excessive risk-taking behavior in times when market perceptions of matters outside of our executives’ control, such as future commodity price risk, interest rate changes, earnings multiples applied to financial services companies generally, tax law changes or the expectation of future easing of regulatory compliance costs, introduce significant volatility into our stock price.

Our long-term performance-based incentives are earned based on achievement of performance measures such as EPS, return on equity (“ROE”), return on assets (“ROA”) and increases in tangible book value (“TBV”). These performance measures are based on the Company’s financial performance and take into account the importance of balancing the risk appetite and risk management framework established by the board of directors, regulatory expectations for safe and sound operation of a federally insured bank and the desire and ability of our executive leadership and employees to achieve long-term, sustainable growth in stockholder value.

Consideration of Most Recent Advisory Stockholder Vote on Executive Compensation

At our 2018 Annual Meeting of Stockholders, we received the affirmative support of 97% of votes cast in favor of our 2017 executive compensation, as disclosed in the 2018 Proxy Statement. The Board and the HR Committee value the perspectives of our stockholders regarding executive compensation. In considering the results of this advisory vote on executive compensation, the HR Committee concluded that the compensation paid to our NEOs and the Company’s overall pay practices enjoy strong stockholder support.

The Company maintains active engagement with our stockholders, communicating directly with the holders of more than 50% of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise. Future advisory votes on executive compensation will continue to serve as an additional tool to guide the Board and the HR Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

An advisory vote at the Company’s 2017 Annual Meeting of Stockholders confirmed that stockholders overwhelmingly favored an annual advisory vote on executive compensation. Consistent with this preference, the Board determined to implement an annual advisory vote on executive compensation until the next required vote on the frequency of stockholder votes on executive compensation, which is scheduled to occur at the 2023 Annual Meeting of Stockholders.

Role of the Compensation Consultant

The HR Committee engaged Pearl Meyer as its independent executive compensation consulting firm for 2018 to provide:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company’s peer group and compensation practices employed by the peer group and overall market;

•	advice regarding structuring and establishing executive compensation plans or arrangements that are aligned with the objectives of the Company and the interests of stockholders; and

•	recommendations to the HR Committee concerning the existing executive compensation programs and changes to such programs.

The HR Committee has determined that a formal executive compensation market/peer review will be performed every other year and engaged Pearl Meyer to perform such review in 2018. Pearl Meyer provided the HR Committee with a market competitive executive compensation analysis for the NEOs, including base salary, annual incentives, long-term incentives and non-qualified deferred compensation plans, including retirement benefits. The next executive compensation market/peer review will be performed in 2020.

Pearl Meyer provided its executive compensation consulting services under the direction of the HR Committee and did not provide any additional services to the Company. Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs. In order not to impair the independence of the compensation consultant, or create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company. The HR Committee has evaluated Pearl Meyer’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined Pearl Meyer to be independent.

Peer Company Compensation Data

The HR Committee works with the independent consultant to collect and review competitive market compensation practices. As one point of reference, the HR Committee reviews compensation practices for a peer group of publicly traded bank holding companies of comparable size. The peer group used in 2018 included the following companies:

Associated Banc-Corp

BOK Financial Corporation

Cullen/Frost Bankers, Inc.

First Midwest Bancorp, Inc.

F.N.B. Corporation

IberiaBank Corporation

MB Financial, Inc.

PacWest Bancorp

Pinnacle Financial Partners, Inc.

Prosperity Bancshares Inc.

Signature Bank

SVB Financial Group

TCF Financial Corporation

TrustMark Corporation

Western Alliance Bancorporation

Wintrust Financial Corporation

The HR Committee targets total compensation paid to the Company’s executive officers to be aligned with the 50th percentile of the Company’s peer group and market. Some executive officers may be below the 50th percentile, while some may be above, depending on the facts and circumstances of each executive including experience, time in position and performance.

Elements of our Compensation Program

Our compensation program for executive officers consists of the following elements:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation; and

•	other standard retirement and health benefits.

Base Salary

Base salaries are designed to compensate executive officers for their roles and responsibilities and to provide competitive levels of fixed compensation that reflects their experience, duties and scope of responsibilities. We pay competitive base salaries in order to recruit and retain executives of the quality necessary to ensure the success of our Company. Base salaries for the NEOs are subject to annual review, but are not always adjusted on an annual basis. The HR Committee determines the appropriate level and timing of changes in base compensation for the NEOs (other than the CEO) based on the recommendation of the CEO. In making determinations of salary levels for the NEOs, the HR Committee considers the entire compensation package for each executive officer, including the equity-based compensation provided under long-term compensation plans.

The HR Committee determines the level of periodic salary increases after reviewing:

•	the qualifications, experience and performance of each executive officer;

•	the compensation paid to persons having similar duties and responsibilities in our peer group companies; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executive’s experience to the success of the business.

After considering these factors, reviewing results of the Pearl Meyer peer review and discussing proposed salaries for the other NEOs with the CEO, the HR Committee recommended and the board approved annual salaries, with the indicated percentage increases, effective March 1, 2018, as follows: Mr. Cargill $965,000 (6%), Ms. Anderson $480,000 (10%), Mr. Ackerson $510,000 (5%), and Mr. Hudgens $495,000 (3%).

Annual Incentive Compensation

We provide annual cash incentive opportunities to motivate and reward the NEOs for achievement of financial results as well as strategic and business objectives. A target bonus opportunity is set for each NEO as a percentage of base salary, with the percentage varying depending on their position. For 2018, the annual incentive target amounts for the NEOs were as follows:

Executive Officer	Target Incentive (% of Base Salary)	Target Incentive ($)
C. Keith Cargill	115%	$1,109,750
Julie L. Anderson	80%	$384,000
Vince A. Ackerson	80%	$408,000
John D. Hudgens	75%	$371,250

Actual incentive amounts that could be earned by the NEOs for 2018 were based on the level of achievement of performance goals relating to the following key metrics: net income (65%), credit quality (25%) and MSOs (10%).

For the net income metric, NEOs could earn between 25% (for performance at threshold levels) and 150% (for performance above target levels) of their respective target bonus amounts. With respect to the net income metric, the target performance goal was $278.0 million, which would result in a payout of 100% of the weighted target incentive; the threshold performance goal was $236.3 million, resulting in a payout of 25% of the weighted target incentive; and the maximum threshold performance goal was $306.1 million, resulting in a payout of 150% of the weighted target incentive.

For the credit quality metric, NEOs could earn between 0% and 100% of the weighted target amount based on performance measured against board-approved guidelines and tolerances reviewed by the Risk Committee throughout the year.

For the MSO metric, NEOs could earn between 0% and 100% of the weighted target amount based on the HR Committee’s qualitative assessment of the NEO’s successful completion of specific business and financial objectives and strategic initiatives related to the NEO’s areas of responsibility in the business and approved by the HR Committee at the beginning of the year.

In addition, in determining the amount of annual incentives earned, the HR Committee considers the performance of the Company relative to its peer group, and also considers the entire compensation package of each of the NEOs and the performance of that individual.

The HR Committee met in February 2019 to consider the Company’s performance against incentive goals and to determine the annual incentives to be paid to the NEOs. For 2018, the following results were achieved and considered in determining NEO incentive compensation:

•

Adjusted net income of $274.0 million, which equaled 93% of target, resulting in a payout of 60.5% of each NEO’s target amount related to this performance metric. Net income for the period was adjusted downward for the impact of interest rate increases that were determined by the HR Committee not to be attributable to management’s performance.

•

Credit quality results were measured against board approved guidelines and tolerances reviewed by the Risk Committee throughout the year and were determined to equal 100% of target, resulting in a payout of 25.0% of each NEO’s target amount related to this performance metric.

•

Achievement of individual MSOs were reviewed and determined by the HR Committee to equal 100% of target for each NEO, resulting in a payout of 10.0% of each NEO’s target amount related to this performance metric.

Based on the achievement of the financial, business and individual performance goals described above, the HR Committee awarded the following annual incentives to the NEOs for fiscal year 2018:

Executive Officer	Target Incentive ($)	Incentive Earned (% of Target)	Incentive Earned ($)
C. Keith Cargill	$1,109,750	95.5%	$1,059,256
Julie L. Anderson	$384,000	95.5%	$366,528
Vince A. Ackerson	$408,000	95.5%	$389,436
John D. Hudgens	$371,250	95.5%	$354,358

Long-Term Incentive Compensation

Long-term incentive awards for our NEOs include equity-based awards that are designed to directly align the interests of the NEOs with those of our stockholders and to motivate the NEOs to increase the value of the Company to stockholders over the long term. We believe that equity-based incentives are an effective way align the interests of employees and stockholders, build stockholder value and retain the Company’s key employees.

2018 Grant of Equity Awards

In March 2018, the Company made an annual grant of equity awards to the NEOs. The 2018 equity awards consisted of RSUs, 50% of which were time-based awards and 50% of which were performance-based awards. The time-based RSUs vest on the third anniversary of the grant date, subject to the executive’s continued employment with Company. The performance-based RSUs may be earned in amounts ranging from 0% to 150% of the target award, based on the Company’s level of achievement of performance goals relating to (i) average EPS growth relative to the Company’s three-year plan (25% weighting), (ii) average EPS growth relative to a peer group (25% weighting), (iii) average ROE relative to the Company’s three-year plan (25% weighting), and (iv) average ROE relative to a peer group (25% weighting) for the three-year period ending December 31, 2020.

When considering the 2018 awards, the HR Committee started with an intended target value for each executive officer, which was based on a percentage of his or her base salary. For 2018, the target values for equity awards to the NEOs, as a percentage of their respective base salaries, were as follows: Mr. Cargill, 230%; Ms. Anderson, 100%; Mr. Ackerson, 100%; and Mr. Hudgens, 85%.The amounts of the grants were based on a variety of factors deemed relevant by the HR Committee, including the Company’s performance, the NEO’s level of responsibility, an assessment of individual performance made by the Committee and competitive market data. The number of time-based RSUs and the target number of performance-based RSUs (including the threshold and maximum number of performance-based RSUs that could be earned) granted to each NEO are set forth below in the 2018 Grants of Plan-Based Awards Table.

The RSUs will be forfeited upon an NEO’s termination of employment, except as otherwise provided below. The RSUs provide for accelerated vesting if an NEO is terminated without cause or terminates his or her employment for good reason (each as defined in the NEO’s employment agreement) following a change in control of the Company, regardless of whether the performance criteria have been achieved. If an NEO violates the provisions of any agreement with the Company that contains confidentiality, non-solicitation or other protective or restrictive covenant provisions, any unvested awards will cease to vest, any undelivered shares will be forfeited and any net shares delivered to the NEO with respect to the awards must be immediately returned to the Company.

2016 Grants of Performance-Based RSUs – Performance Results and Payouts

The Company made an annual grant of RSUs in September 2016. The grants were structured in a manner consistent with the 2018 grants described above, with awards consisting of 50% time-based RSUs and 50% performance-based RSUs. The 2016 performance-based RSUs could be earned in amounts ranging from 0% to 150% of the target award, based on the Company’s level of achievement of performance goals relating to EPS, ROA and increases in TBV over a three-year performance period.

The following table sets forth the range of specific targets, relative weights and resulting payouts for the 2016 performance-based RSUs for the three-year period ending December 31, 2018, as established at the time the awards were granted:

Target EPS (40% Weight)	Payout (as a % of Weighted Target Award)	Target Average ROA (40% Weight)	Payout (as a % of Weighted Target Award)	Target TBV Growth (20% Weight)	Payout (as a % of Weighted Target Award)
$3.90	50%	0.80%	50%	9.0%	50%
$4.20	75%	0.84%	75%	10.0%	75%
$4.41	100%	0.89%	100%	11.5%	100%
$4.60	125%	0.94%	125%	13.5%	125%
$4.90	150%	1.00%	150%	16.0%	150%

Payouts for results falling between the specified values reflected above are determined based on straight-line interpolation.

The three-year performance period with respect to the 2016 performance-based RSUs concluded on December 31, 2018. The following table sets forth the Company’s actual achievement of performance goals for the 2016 performance-based RSUs and the resulting payout percentages. Actual EPS was adjusted downward for the impact of a reduction in the Company’s income tax rate as a result of the Tax Cuts and Jobs Act enacted in December 2017 that the HR Committee determined did not result from management’s performance.

Adjusted EPS (40% Weight)	Payout (as a % of Weighted Target Award)	Actual Average ROA (40% Weight)	Payout (as a % of Weighted Target Award)	Actual TBV Growth (20% Weight)	Payout (as a % of Weighted Target Award)	Total Payout (as a % of Target Award)
$4.73	136%	0.93%	122%	13.63%	126%	128.4%

Based on the Company’s actual achievement of performance goals for the three-year period ending December 31, 2018, the NEOs who received 2016 performance-based RSUs earned the following payouts:

Named Executive Officer	Target Award of 2016 Performance-Based RSUs	Aggregate Payout Factor (% of Target Award)	Shares Earned and Paid Out
C. Keith Cargill	10,895	128.4%	13,990
Julie L. Anderson	3,153	128.4%	4,049
Vince A. Ackerson	4,998	128.4%	6,417
John D. Hudgens	5,056	128.4%	6,491

Other Benefits

Retirement Savings Opportunity.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 85% of their eligible compensation up to current Internal Revenue Service limits. We provide the 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee with a vesting scheduled based upon the employee’s tenure with the Company. The matching contributions for each NEO are set forth in the 2018 All Other Compensation Table. We do not provide an option for our employees to invest in our common stock through the 401(k) Plan. We have not historically provided any retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans requiring mandatory Company contributions, to our employees or the NEOs, other than the 401(k) Plan and the Nonqualified Deferred Compensation Plan described below.

Nonqualified Deferred Compensation Plan.    The Company offers a nonqualified deferred compensation plan for our executives and key members of management in order to assist us in attracting and retaining these individuals. Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout into deferral accounts that mirror the gains or losses of specified investment funds or market indexes approved by the HR Committee and selected by the participants. These investment alternatives are similar to the choices under the 401(k) Plan. The gains and losses credited to each participant’s deferral account are subject to the same investment risk as an actual investment in the specified investment funds or market indexes. The Company restores any lost company match in the 401(k) Plan due to legal limits on qualified plans. Beginning in 2018, we have matched contributions made by participants into the nonqualified deferred compensation plan based upon a formula that considers the amount contributed by the respective employee with a vesting scheduled based upon the employee’s tenure with the Company. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability or upon a date specified by the participant.

Health and Welfare Benefits.    All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

The Company maintains employment agreements with each of its NEOs. The material terms of each NEO’s employment agreement are described below.

Employment Agreement for Mr. Cargill

Mr. Cargill’s amended and restated employment agreement, which we refer to as the “Cargill Agreement,” has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party. The Cargill Agreement will terminate upon Mr. Cargill’s death or disability, upon his voluntary termination of employment or upon his termination for cause. “Cause” as defined in the agreement includes: (1) fraud, misappropriation or embezzlement; (2) the material breach of executive responsibilities, restrictive covenants or fiduciary duties; (3) conviction of a felony or crime of moral turpitude; (4) illegal use of drugs interfering with the performance of his duties; or (5) acceptance of other employment without permission. Upon any such termination Mr. Cargill would be entitled to receive his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.

If terminated by the Company without cause or by non-renewal, or by Mr. Cargill for “good reason,” Mr. Cargill would receive a cash payment equal to twelve months’ base salary, a cash payment equal to the average annual incentive payment for the two prior years, and continued medical insurance benefits for twelve months following termination. “Good reason” is defined as (1) an assignment of duties that are functionally inferior to the duties set forth in the Cargill Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; or (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers.

If, in connection with a change in control, as defined in the Cargill Agreement, Mr. Cargill’s employment is terminated either (1) by the Company or the successor entity without cause, or (2) by Mr. Cargill for good reason, Mr. Cargill will receive a lump sum payment equal to 2.5 times his average base salary and the average of any annual incentive amounts paid to him during the two years preceding the change in control. This change in control payment is in lieu of any other amounts to which he would be entitled under the Cargill Agreement.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur, except for the cash payments described above that would be owing upon Mr. Cargill’s voluntary termination of employment.

The Cargill Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Mr. Cargill’s ability to be involved with a competing bank or company with a place of business in Texas.

Amended and Restated Executive Employment Agreement between Ms. Anderson and the Company

The Company entered into an Amended and Restated Executive Employment Agreement with Ms. Anderson effective July 1, 2017 (the “Anderson Agreement”). Pursuant to the Anderson Agreement, in addition to serving as CFO of the Bank, Ms. Anderson began serving as CFO of the Company. The Anderson Agreement has an 18-month initial term and is automatically renewable for successive one-year terms unless earlier terminated.

The Anderson Agreement will terminate upon Ms. Anderson’s death or disability, upon her voluntary termination of employment or upon her termination for cause. Upon any such termination, Ms. Anderson would be entitled to receive her base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.

Termination for cause means the Company’s termination of Ms. Anderson’s employment for any of the following: (1) fraud, misappropriation or embezzlement; (2) the material breach of Ms. Anderson’s executive responsibilities or of the protective covenants in the Anderson Agreement; (3) conviction of a felony or crime of moral turpitude; (4) intentional breach of any non-disclosure or non-competition/non-solicitation agreement with the Company or the Bank; (5) intentional failure to perform the duties and responsibilities required by the Anderson Agreement; (6) illegal use of drugs interfering with Ms. Anderson’s performance of her duties under the Anderson Agreement; (7) acceptance of other employment without permission; or (8) material breach of fiduciary duties owed to the Company.

If Ms. Anderson’s employment is terminated by the Company without cause or upon notice, or Ms. Anderson terminates her employment for good reason, Ms. Anderson is entitled to a cash severance benefit of twelve months’ base salary plus her average annual cash bonus for the two preceding bonus plan years, and continued medical insurance benefits for twelve months following termination. If Ms. Anderson’s employment is terminated without cause or for good reason within the period beginning 90 days before and ending 18 months following a change in control of the Company, Ms. Anderson is entitled to a cash severance benefit equal to 2.5 times her average base salary and average cash bonus for the two preceding bonus plan years, and continued health and welfare benefits that are no less favorable than the benefits to which Ms. Anderson was entitled prior to the change-in-control for a period of 18 months following termination. “Good reason” is defined as: (1) an assignment of duties that are functionally inferior to the duties set forth in the Anderson Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers; or (4) the delivery by the Company of a notice of non-renewal of the Anderson Agreement in connection with certain change in control events.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur except for the cash payments described above that would be owing upon Ms. Anderson’s termination of employment due to death or disability, voluntary termination of employment or termination for cause. If the described adverse conditions occur and Ms. Anderson’s termination of employment is without cause or for good reason, the above described payments would be for a period of six months in lieu of twelve months.

The Anderson Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Ms. Anderson’s ability to be involved with a competing state or national bank or company providing similar services with a place of business in Texas during her employment and for the one-year period following her termination or resignation.

Retirement Transition and Award Agreement between Mr. Hudgens and the Company

On August 6, 2018, the Company announced Mr. Hudgens’ planned retirement from the Company, which will become effective August 31, 2019 (the “Separation Date”). In connection with his retirement, Mr. Hudgens entered into a Retirement Transition and Award Agreement (the “Retirement Agreement”) with the Company that provides for Mr. Hudgens to receive the following compensation in connection with his retirement and continuation of non-competition and non-solicitation obligations through February 28, 2021:

(1)

Cash payments equal to an aggregate amount of $1,385,626 (the “Cash Separation Payments”) payable in equal semi-monthly installments over a period of eighteen (18) months in accordance with the Company’s regular payroll practices.

(2)

Continued vesting of the performance portion of outstanding RSUs and any other performance-based awards granted to Mr. Hudgens pursuant to the Amended and Restated 2015 Long-Term Incentive Plan (the “2015 Plan”) prior to December 31, 2018, in accordance with their terms and subject to the achievement of the applicable performance conditions that remain outstanding as of August 31, 2019.

(3)

Continued vesting of the time-based portion of outstanding RSUs that did not otherwise vest on or before the Separation Date, in accordance with their terms; provided, however, that the value of the time-based portion of outstanding RSUs has been determined using the average closing price of the Company’s common stock for the twenty (20) consecutive trading days immediately prior to December 31, 2018 ($53.09) and all time-based RSUs were converted into the right to receive payment solely in cash on the applicable payment date for each such award.

(4)

A one-time lump sum payment of $20,000 as reimbursement for Mr. Hudgens’ out-of-pocket legal expenses and reasonable expenses incurred in connection with the Retirement Agreement and other office and administrative expenses.

Mr. Hudgens will also receive certain health benefits for a period of 18 months following his retirement.

If Mr. Hudgens’ employment is terminated without cause or for disability prior to August 31, 2019, or upon death prior to the date that all Cash Separation Payments have been paid, Mr. Hudgens or his estate will be entitled to receive the Cash Separation Payments as set forth in the Retirement Agreement. If a change in control (as defined in the 2015 Plan) should occur prior to the Separation Date, in lieu of the amounts described above, Mr. Hudgens will be entitled to receive 2.5 times his average annual base salary and bonus in effect for the two years immediately preceding the change in control.

Mr. Hudgens is subject to an eighteen month restriction on his right to compete with, and solicit customers of, the Bank. If Mr. Hudgens violates these restrictions, he will forfeit any unpaid portion of the retirement benefits described above. Subject to the arrangements described above, Mr. Hudgens’s employment during 2018 continued to be subject to his Employment Agreement, the terms of which are substantially identical to those of the Ackerson Agreement described below.

Employment Agreement for Mr. Ackerson

The Company entered into an Amended and Restated Executive Employment Agreement with Mr. Ackerson effective December 18, 2014 (the “Ackerson Agreement”).

The Ackerson Agreement has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party or unless earlier terminated in accordance with the terms of the agreement, and provides for compensation including base salary and participation in the annual incentive plan for key executives.

The Ackerson Agreement terminates upon the executive’s death or disability, upon the executive’s voluntary termination of employment or upon the executive’s termination for cause. Upon any such termination the executive would be entitled to his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses. “Cause” is defined substantially identically to the Cargill Agreement.

The Ackerson Agreement provides for severance payments to the executive upon termination of the executive’s employment by us without cause or by the executive for good reason, at which time the executive is entitled to receive: (1) a cash payment equal to 12 months’ base salary as then in effect; (2) an amount equal to the average annual incentive paid to the executive for the two years preceding his or her termination; and (3) continued medical insurance benefits, at the Company’s expense, for a period of twelve months following termination. “Good reason” is defined substantially identically to the Cargill Agreement.

The Ackerson Agreement includes provisions relating to payments upon a change in control that are substantially identical to the terms of the Cargill Agreement, as well as protective provisions triggered under adverse conditions that limit the payments due to Mr. Ackerson and non-competition and non-solicitation provisions, confidentiality obligations and restrictions on the executive’s ability to be involved with a competing state or national bank.

Tax Implications of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussion, the Human Resources Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

This report is submitted by the Human Resources Committee of the board of directors of Texas Capital Bancshares, Inc.

Dale W. Tremblay, Chair

Elysia Holt Ragusa

Steven P. Rosenberg

2018 Summary Compensation Table*

				Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Stock Awards (A)	Annual Incentive Plan Compensation (B)	Long-Term Incentive Plan Compensation (C)	All Other Compensation (D)	Total
C. Keith Cargill President and CEO of the Company; President and CEO of Texas Capital Bank	2018	$956,167	$2,020,454	$1,059,256	$—	$108,342	$4,144,219
	2017	910,000	1,589,270	1,083,912	—	29,462	3,612,644
	2016	825,000	887,915	756,460	384,943	131,398	2,985,716

Julie L. Anderson CFO and Secretary of the Company; CFO of Texas Capital Bank	2018	472,500	440,932	366,528	159,491	25,385	1,464,836
	2017	412,333	572,672	361,898	173,047	24,192	1,544,142
	2016	355,000	256,981	257,353	122,483	64,810	1,056,627

Vince A. Ackerson Texas President and Chief Lending Officer of Texas Capital Bank	2018	506,000	505,202	389,436	—	71,067	1,471,705
	2017	485,000	400,017	433,208	—	42,913	1,361,138
	2016	454,166	407,312	298,518	219,019	69,263	1,448,278

John D. Hudgens Former Chief Risk Officer of the Company	2018	492,667	385,794	354,358	—	25,945	1,258,764
	2017	480,000	395,888	428,751	—	25,243	1,329,882
	2016	455,833	412,039	262,551	248,887	65,051	1,444,361

For a description of the employment agreements applicable to the NEOs, refer to the “Employment Agreements” section of the “Compensation Discussion and Analysis.”

*	Columns for which no amounts are reported have been deleted.

(A)

Amounts represent the aggregate grant date fair value of RSUs, determined in accordance with Accounting Standard Codification (ASC) Topic 718. With respect to the 2018 awards granted on March 27, 2018, 50% of the award is time-based with cliff vesting occurring at the end of three years, on March 27, 2021, and 50% of the award is performance-based with vesting occurring on the first administratively practicable day following determination by the HR Committee that certain performance targets were achieved and subject to the NEO’s continued employment over a three-year period ending December 31, 2020. The amounts presented for the 50% performance-based portion of the 2018 awards reflect the value of the award at target based on the probable outcome of the performance targets determined as of the grant date. The value of the 50% performance-based portion of the 2018 awards for each NEO at the grant date assuming that the highest levels of performance targets are achieved is as follows: Mr. Cargill $1,515,340, Ms. Anderson $330,743, Mr. Ackerson $378,945 and Mr. Hudgens $289,389.

(B)

Amounts represent payouts under our annual incentive program. For further details of the targets and performance related to the payout of these amounts, refer to the “Annual Incentive Compensation” section of the “Compensation Discussion and Analysis.”

(C)

Amounts represent payouts related to cash-settled units. In 2014, 2015, and 2016, Ms. Anderson was awarded an annual grant of cash-settled units that provide for annual vesting in equal amounts over a four-year period.

(D)	See additional description in 2018 All Other Compensation Table.

2018 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(A)	Insurance Premiums	Company Contributions to 401(k) Plans	Company Contributions to Nonqualified Deferred Compensation Plans	Total
C. Keith Cargill	2018	$33,038	$2,033	$15,901	$57,370	$108,342
Julie L. Anderson	2018	7,200	1,603	16,582	—	25,385
Vince A. Ackerson	2018	22,259	2,371	16,077	30,360	71,067
John D. Hudgens	2018	7,200	2,446	16,299	—	25,945

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: Mr. Cargill $25,838 and Mr. Ackerson $15,059.

2018 Grants of Plan Based Awards Table*

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(A)			Estimated Future Payouts Under Equity Incentive Plan Awards(B)			All Other Stock Awards: Number of Shares of Stock or Units(C)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
C. Keith Cargill	3/27/2018	$—	$—	$—	5,753	11,506	17,259	—	$1,010,227
	3/27/2018	—	—	—	—	—	—	11,506	1,010,227
	N/A	277,438	1,109,750	1,470,419	—	—	—	—	—
Julie L. Anderson	3/27/2018	—	—	—	1,256	2,511	3,767	—	220,466
	3/27/2018	—	—	—	—	—	—	2,511	220,466
	N/A	96,000	384,000	508,800	—	—	—	—	—
Vince A. Ackerson	3/27/2018	—	—	—	1,439	2,877	4,316	—	252,601
	3/27/2018	—	—	—	—	—	—	2,877	252,601
	N/A	102,000	408,000	540,600	—	—	—	—	—
John D. Hudgens	3/27/2018	—	—	—	1,099	2,197	3,296	—	192,897
	3/27/2018	—	—	—	—	—	—	2,197	192,897
	N/A	92,813	371,250	491,906	—	—	—	—	—

*	Columns for which no amounts are reported have been deleted.

(A)

Amounts represent potential payments under our annual incentive program. The actual amount earned in 2018 was paid in February 2019 and is shown in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table. See “Executive Compensation — Compensation Discussion and Analysis — Annual Incentive Compensation,” for more information regarding our 2018 annual incentive program/

(B)

Amounts represent awards of RSUs made under the 2015 Plan that will vest based upon the Company’s achievement of certain performance measures, subject to the NEO’s continued employment by the Company over a three-year period ending December 31, 2020. Based on the defined objectives of the awards the NEO has the opportunity to vest between 0% and 150% of the RSUs. The grant date fair value of the award is based on the closing price of our common stock on the date of grant, $87.80, and reflects the value of the award at target based on the probable outcome of the performance measures determined as of the grant date in accordance with ASC 718 and pursuant to the 2015 Plan. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation” for more information on the RSU grants.

(C)

Amounts represent awards of RSUs made under the 2015 Plan that will cliff vest at the end of three years on March, 27, 2021. The grant date fair value is based on the closing price of our common stock on the date of grant, or $87.80.

2018 Outstanding Equity Awards at Fiscal Year-end Table*

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(A)	Market Value of Shares or Units of Stock That Have Not Vested(A)(B)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(C)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(B)(C)
C. Keith Cargill	3/27/2018	11,506	$587,842	11,506	$587,842
	3/22/2017	10,008	511,309	10,008	511,309
	9/28/2016	10,895	556,626	—	—
Julie L. Anderson	3/27/2018	2,511	128,287	2,511	128,287
	7/18/2017	2,564	130,995	—	—
	3/22/2017	2,032	103,815	2,032	103,815
	9/28/2016	3,153	161,087	—	—
Vince A. Ackerson	3/27/2018	2,877	146,986	2,877	146,986
	3/22/2017	2,519	128,696	2,519	128,696
	9/28/2016	4,998	255,348	—	—
John D. Hudgens	3/27/2018	2,197	112,245	2,197	112,245
	3/22/2017	2,493	127,367	2,493	127,367
	9/28/2016	5,056	258,311	—	—

*	Columns for which no amounts are reported have been deleted.

(A)

Awards granted 3/27/2018 cliff vest at the end of three years on 3/27/2021. Awards granted 3/22/2017 cliff vest at the end of three years on 3/22/2020. Awards granted 9/28/2016 cliff vest 66% on 3/15/2019 and 34% on 9/28/2019. Award granted to Ms. Anderson on 7/18/2017 cliff vests 20% on each of the first five anniversaries of the grant date.

(B)	Based on the December 31, 2018 closing market price of our common stock of $51.09.

(C)

Awards granted on March 27, 2018 and March 22, 2017 will vest based upon the Company’s achievement of certain performance targets and the executive’s continued employment by the Company over the three-year periods ending December 31, 2020 and December 31, 2019, respectively. Awards are shown at target.

2018 Option Exercises and Stock Vested Table*

	Stock Awards
Name	Number of Shares Acquired on Vesting(A)	Value Realized on Vesting(B)
C. Keith Cargill	20,191	$1,441,600
Julie L. Anderson	4,690	301,949
Vince A. Ackerson	9,908	724,422
John D. Hudgens	10,120	742,326

*	Columns for which no amounts are reported have been deleted.

(A)	The shares included in the table represent gross shares vested. Actual shares issued, net of taxes, were 14,307 to Mr. Cargill, 3,100 to Ms. Anderson, 6,910 to Mr. Ackerson, and 8,691 to Mr. Hudgens.

(B)

The value realized by the NEO upon the vesting of RSUs is calculated by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date, which is the amount that is taxable to the executive.

2018 Pension Benefits Table

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan for NEOs.

2018 Nonqualified Deferred Compensation Table*

Name	NEO Contributions in Last Fiscal Year(A)	Company Contributions in Last Fiscal Year(B)	Aggregate Earnings/(Loss) in Last Fiscal Year(C)	Aggregate Balance at Last Fiscal Year End(D)
C. Keith Cargill	$564,216	$57,370	$(97,208)	$1,133,140
Julie L. Anderson	—	—	558	40,734
Vince A. Ackerson	419,004	30,360	(61,315)	1,084,054
John D. Hudgens	—	—	558	40,734

For a description of the non-qualified deferred compensation plan, refer to the “Other Benefits — Nonqualified Deferred Compensation Plan” section of the “Compensation Discussion and Analysis”.

*	Columns for which no amounts are reported have been deleted.

(A)

Participants in the plan may elect to defer up to 75% of their annual salary and/or short-term incentive payout. All participant contributions to the plan and any related earnings are immediately vested and may be withdrawn upon the participant’s separation from service, death or disability, or upon a date specified by the participant.

(B)

Company contributions are detailed in the 2018 All Other Compensation Table and included in the 2018 Summary Compensation Table. The discretionary contributions vest based upon the employee’s tenure with the Company. As of December 31, 2018, all NEOs had met the requirements for immediate vesting.

(C)	Aggregate earnings do not reflect “above market or preferential earnings” and are not included in the 2018 Summary Compensation Table.

(D)

Amounts represent the total compensation deferred by each NEO and matching contributions made to each NEO by the Company, together with any related earnings attributed to either in accordance with each NEOs deferral account investment selections. All contribution amounts are included in the 2018 Summary Compensation Table.

2018 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments that would be payable to each NEO upon a termination of service for each of the reasons stated below. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2018 and that the price per share of our common stock was the closing market price as of that date, $51.09.

Name	Termination Without Cause or For Good Reason	Change in Control: Termination Without Cause or For Good Reason	Death	Disability	Retirement
C. Keith Cargill
Severance(A)	$2,036,584	$5,011,670	$—	$—	$—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives(C)	—	2,754,926	2,754,926	2,754,926	2,754,926
Other benefits(D)	32,206	64,412	—	—	—
Julie L. Anderson
Severance(A)	844,213	2,016,575	—	—	—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives(C)	—	845,846	845,846	845,846	—
Other benefits(D)	29,807	44,710	—	—	—
Vince A. Ackerson
Severance(A)	921,322	2,267,055	—	—	—
Death/disability(B)	—	—	—	—	—
Accelerated vesting of long-term incentives(C)	—	806,711	806,711	806,711	—
Other benefits(D)	34,631	51,946	—	—	—
John D. Hudgens
Severance(E)	1,385,626	2,194,720	—	—	1,385,626
Death/disability(E)	—	—	1,385,626	1,385,626	—
Accelerated vesting of long-term incentives(C)	—	737,535	737,535	737,535	737,535
Other benefits(D)	35,591	53,386	—	—	53,386

(A)

Pursuant to their employment agreement, if an NEO is terminated without cause or for good reason, severance is equal to twelve months of base salary plus the average incentive compensation paid during the prior two-year period and will be paid over a period of twelve months. If the NEO’s termination occurs in connection with a change in control, severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period and will be paid in a lump sum within 30 days of the NEO’s termination.

(B)	Employment agreements provide for no payment upon an NEO’s death or disability.

(C)

Includes immediate vesting at target of any performance-based awards for which performance conditions have not yet been satisfied, based on the December 31, 2018 closing price of our common stock of $51.09. Ms. Anderson and Mr. Ackerson had not met the age and service conditions as of December 31, 2018 to be eligible for the accelerated vesting of long-term incentives upon retirement.

(D)

Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Messrs. Cargill, Hudgens, and Ackerson and Ms. Anderson would receive one year of benefits in the event of termination without cause. In the event of a change in control, Mr. Cargill would receive 24 months of benefits, and Ms. Anderson and Messrs. Hudgens and Ackerson would each receive 18 months of benefits. Cost includes both employer and employee coverage.

(E)

Mr. Hudgens’ Retirement Agreement provides for a severance payment equal to eighteen months base salary in effect as of his Separation Date plus a cash payment equal to $828,751 (the “Cash Severance Payment”). In the event of his termination without cause or disability occurring prior to the Separation Date, Mr. Hudgens will receive the Cash Severance Payment. In the event of his death, any unpaid Cash Severance Payments will be paid to Mr. Hudgens’ estate. If a change in control occurs prior to the Separation Date, severance is equal to 2.5 times his average salary plus average incentive compensation paid during the prior two-year period. If a change in control occurs subsequent to his Separation date, he will receive any unpaid Cash Severance Payments. See Employment Agreements — Retirement Transition and Award Agreement between Mr. Hudgens and the Company for more information regarding the terms of Mr. Hudgens’ retirement.

2018 Director Compensation Table*

For service on our board of directors in 2018, our non-employee directors were paid an annual retainer of $50,000 and a fee of $1,500 per meeting. Our chairman received an additional $65,000 per year for serving in that role. In addition, each member of a committee was paid a fee of $1,500 per committee meeting attended. Directors serving as chairman of the Audit Committee and HR Committee received an additional $20,000 per year for serving in those roles and the directors serving as chairman of the Governance and Nominating Committee and Risk Committee received an additional $15,000 per year for serving in those roles. Members attending special meetings of the board and committees were paid $1,500 per meeting, or $750 for telephonic meetings. In addition to cash retainer fees, each non-employee director receives an annual grant of RSUs with an aggregate grant date fair value of approximately $55,000 at the board meeting immediately following each year’s annual meeting of stockholders, which vest in full on the first anniversary of the date of grant in accordance with the 2015 Plan. New directors receive a grant of restricted common stock with an aggregate grant date fair value of $50,000 as to which restrictions lapse as to equal numbers of shares on the first, second and third anniversaries of the date of grant.

The following table contains information pertaining to the compensation of the Company’s board of directors for the 2018 fiscal year. Amounts below also include fees paid for service on subsidiary board committees. Members of subsidiary board committees receive $1,500 per committee meeting attended.

Name	Fees Earned Or Paid In Cash(A)	Stock Awards(B)	Total
Jonathan E. Baliff(D)	$63,500	$55,021	$118,521
James H. Browning(C)	113,000	55,021	168,021
Larry L. Helm(C)	139,000	55,021	194,021
David S Huntley(E)	43,500	118,857	162,357
Charles S. Hyle(C)	95,750	55,021	150,771
Elysia Holt Ragusa(C)	91,250	55,021	146,271
Steven P. Rosenberg(C)	89,000	55,021	144,021
Robert W. Stallings(C)	69,500	55,021	124,521
Dale W. Tremblay(C)	88,000	55,021	143,021
Ian J. Turpin(C)	79,250	55,021	134,271
Patricia A. Watson(C)	74,750	55,021	129,771

*	Columns for which no amounts are reported have been deleted.

(A)	Amounts represent meeting fees paid upon attendance of board and committee meetings, annual retainer fees and fees for service as chairman of the board or a committee.

(B)

Amounts represent the aggregate grant date fair value determined in accordance with ASC 718 of all stock awards granted pursuant to the 2015 Plan. On April 17, 2018, all currently serving directors received 611 RSUs with a grant date fair value of $90.05 per share which will vest in full on the first anniversary of the grant date. In connection with his election on January 23, 2018, Mr. Huntley received grants of 138 RSUs, representing a partial grant for 2018 service, and 501 shares of restricted stock, representing a new director grant, both with grant date fair values of $99.90 per share. The RSUs and restricted stock will vest as to one-third of the shares on each of the first three anniversaries of the grant date.

(C)

As of December 31, 2018, Messrs. Browning, Helm, Hyle, Rosenberg, Stallings, Tremblay and Turpin and Mses. Ragusa and Watson held 1,417 unvested RSUs, and the following directors held vested SARS: Mr. Browning, 3,000; Mr. Helm, 6,000; Mr. Rosenberg, 6,000; Mr. Stallings, 600; Mr. Turpin, 3,600.

(D)	As of December 31, 2018, Mr. Baliff held 1,005 unvested RSUs and 427 shares of restricted stock subject to continuing restrictions.

(E)	As of December 31, 2018, Mr. Huntley held 749 unvested RSUs and 334 shares of restricted stock subject to continuing restrictions.

CEO PAY RATIO

Item 402(u) of Regulation S-K, implementing a requirement of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we disclose a ratio that compares the annual total compensation of our median employee to that of our CEO.

In order to determine the median employee, we prepared a list of all employees as of December 31, 2018, along with their gross income as reported on IRS form W-2 for 2018. Gross income as reported on IRS form W-2 for 2018 was annualized for those employees that were not employed for the full year.

After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table.

The annual compensation for 2018 for the CEO was $4,144,219 and for the median employee was $88,658. The resulting ratio of our CEO’s pay to that of our median employee for 2018 was 46.7 to 1.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the HR Committee of the board of directors of the Company was an officer or employee of the Company during 2018 or any other time. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our HR Committee.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. However, it is the Bank’s policy to not extend loans to executive officers of the Bank and the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our board of directors prior to making any such loans. The Bank also provides wealth management services for managed accounts to directors at discounted fees.

In February 2018, the Bank signed an agreement with TSYS, under which TSYS will provide transaction processing services to the Bank in exchange for a fee, estimated to be $400,000 to $600,000 per year. Patricia A. Watson, a member of the Company’s board of directors, is the Senior Executive Vice President and Chief Information Officer of TSYS. The board determined that the transaction did not affect Ms. Watson’s independence.

The Company has policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and NEO of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit Committee and the board of directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct and in applicable laws and regulations and the Nasdaq Stock Market Listing Rules for determining the independence of directors. The questionnaires, certifications and Code of Conduct are all in writing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. The Company, based solely on a review of its Section 16(a) reports filed during 2018, believes that the required Section 16(a) reports were filed on a timely basis by its executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	390,883	(A)	$29.13	2,121,515	(B)
Equity compensation plans not approved by security holders	—		—	—
Total	390,883		$29.13	2,121,515

(A)

Includes 41,350 shares issuable pursuant to outstanding SARs with a weighted average exercise price of $29.13 and 349,533 shares issuable pursuant to outstanding RSUs. Since RSUs have no exercise price, they are not included in the weighted average exercise price calculation.

(B)	All of these shares are available for issuance pursuant to grants of full-value awards.

AUDITOR FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP to continue as our independent registered public accounting firm for the 2019 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories were:

(in thousands)	2018	2017
Audit fees	$1,644	$1,455
Audit-related fees	—	—
Tax fees	480	273
Total	$2,124	$1,728

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act. Tax fees included various federal, state and local tax services, as well as tax consultations.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services provided that the chairman reports any decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Under the Company’s bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. Nominations for director for the 2020 annual meeting of stockholders must generally be delivered to the Company’s principal executive offices not later than 100 days and no more than 130 days prior to the one year anniversary of the preceding year’s annual meeting, provided such meeting is held within 30 days of such anniversary date. Nominations should be directed to: Texas Capital Bancshares, Inc., Attn: Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

Stockholder Proposals for 2020

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2020 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., Attn: Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, no later than November 8, 2019.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the board of directors or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be received not later than 100 days and no more than 130 days prior to the one year anniversary of the preceding year’s annual meeting, provided such meeting is held within 30 days of such anniversary date, to the following address: Texas Capital Bancshares, Inc., Attn: Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Annual Report

A copy of the Company’s 2018 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2018 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

TEXAS CAPITAL BANCSHRES, INC: ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC. Date: Tuesday, April 16, 2019 Time: 9:00 A.M. (Central Daylight Time) Place: 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends a vote FOR the election of the director nominees in proposal 1 and FOR proposals 2 and 3. 1: Election of Directors Recommend Directors For Withhold 01 C. Keith Cargill For 02 Jonathan E. Baliff For 03 James H. Browning For 04 Larry L. Helm For 05 David S. Huntley For 06 Charles S. Hyle For 07 Elysia Holt Ragusa For 08 Steven P. Rosenberg For 09 Robert W. Stallings For 10 Dale W. Tremblay For 11 Ian J. Turpin For 12 Patricia A. Watson For For Against Abstain 2: executive Advisory vote officers on .compensation of named For 3: Ratification Ernst & Young of the LLP appointment as the independent of For registered the Company public . accounting firm of To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. TEXAS CAPITAL BANCSHRES, INC: Annual Meeting of Texas Capital Bancshares, Inc. to be held on Tuesday, April 16, 2019 for Holders as of February 20, 2019 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE Call www. Go To proxypush.com/TCBI 866-390-5385 •Cast your vote online. • Use any touch-tone telephone. OR View meeting documents. • Have your Proxy Card/Voting Instruction Form ready. • • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints C. Keith Cargill and Julie L. Anderson, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. All votes by ESPP participants must be received by 5:00 P.M., Eastern Time, April 11, 2019. PROXY TABULATOR FOR TEXAS CAPITAL BANCSHARES, INC. P.O. BOX 8016 CARY, NC 27512-9903

Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — Texas Capital Bancshares, Inc. Annual Meeting of Stockholders April 16, 2019 9:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints C. Keith Cargill and Julie L. Anderson, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, April 16, 2019, at 9:00 a.m. at the offices of Texas Capital Bancshares, Inc. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)